Exhibit (l)

December 29, 2006	+1 202 663 6000 (t)
+1 202 663 6363 (f)
wilmerhale.com
Access Capital Strategies Community Investment Fund, Inc.
419 Boylston Street, Suite 501
Boston, MA 02116
Dear Sirs:
     You have requested our opinion in connection with your filing of a Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (Amendment No. 2 under the Investment Company Act of 1940, as amended), for Access Capital Strategies Community Investment Fund, Inc., a Maryland Corporation (the “Company”), and in connection therewith your registration of shares of beneficial interest, with a par value of $.0000001 each, 100,000,000 shares of the Company (the “Shares”).
     We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.
     We are of the opinion that the Shares issued in the continuous offering have been duly authorizedi and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Registration Statement and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued,ii fully paid,iii and nonassessable.iv
     We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Martin E. Lybecker

Martin E. Lybecker, a partner

[i]	Maryland Code: Corporations and Associations § 2-201 permits a corporation to issue “stock of any class authorized by its charter.”

The Corporation’s Articles of Incorporation Article SIXTH, part A, state that “The total number of shares of all classes of capital stock which the Corporation has authority to issue is 1,000,000,000 shares of Common Stock, $.0000001 par value, having an aggregate par value of $100.00.”

ii	No shareholder vote is required to issue shares. The Fund’s Articles of Incorporation, Article SIXTH, Part C grants this power to the Board, and such a provision is permitted by Maryland Corp. Code §2-204.

The Board ratified the issuance of shares in the Resolution attached to the Secretary’s Certificate as Exhibit A. The Resolution, approved on September 19, 2006, ratified the issuance of shares of the Fund as contained in the Registration Statement up to the maximum amounts described in the Fund’s Articles of Incorporation, as amended and supplemented. The Resolution also prospectively authorized the Fund to issue additional shares as described in future amendments to the Fund’s registration statement, up to the maximum amounts described in the Fund’s Articles of Incorporation.

iii	Maryland Corp Code § 2-206 provides that when a corporation receives the consideration, the shares are fully paid. The proviso in the opinion also covers this.

iv	Maryland Corp Code § 2-206 provides that when the corporation receives the consideration, the shares are nonassessable.